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FOR IMMEDIATE RELEASE:

For Additional Information Contact:

     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial Officer
     (606) 325-1789
     Fax (606) 324-1307


     CLASSIC BANCSHARES, INC. ANNOUNCES THE COMPLETION OF THE
        ACQUISITION OF FIRST PAINTSVILLE BANCSHARES, INC.


     Ashland, Kentucky, September 30, 1996 -- Classic Bancshares, Inc.
(NASDAQ - CLAS), the holding company for Ashland Federal Savings Bank, and First Paintsville Bancshares, Inc., the holding company for The First National Bank of Paintsville, today announced the completion of the acquisition of First Paintsville by Classic on September 30, 1996. At the close of the transaction, The First National Bank of Paintsville became a stand-alone subsidiary of Classic Bancshares and a sister-bank to Ashland Federal. The former shareholders of First Paintsville are entitled to receive $125.00 in cash, without interest, for each First Paintsville share they held.

     The merger is accounted for as a purchase whereby the assets and liabilities of First Paintsville are recorded on the books of Classic at their respective fair values at the time of consummation of the merger.

     Headquartered in Ashland, Kentucky, the combined company has total assets of approximately $124 million. The First National Bank of Paintsville is headquartered in Paintsville, Kentucky and operates two offices. Ashland Federal operates through a single office in Ashland, Kentucky.



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